EXHIBIT 99.1

Eagle Bancorp to Redeem $15 Million of Preferred Stock From Treasury

BETHESDA, Md., Dec. 18, 2009 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, announced today that on December 23, 2009 it will redeem 15,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000 liquidation amount per share (the "Series A Preferred Stock") issued to the Treasury in December 2008 pursuant to the Troubled Asset Relief Program Capital Purchase Program. The aggregate redemption price for the shares is $15,079,166.67, including accrued but unpaid dividends on the shares. Following the repurchase, 23,835 shares of Series A Preferred Stock will remain outstanding, held by the Treasury.

Ronald D. Paul, Chairman and CEO of the Company, stated, "We are very proud to have been among those companies determined to be healthy, and therefore eligible for an investment by the Treasury one year ago. That investment enabled the Company to maintain a very strong capital position, and EagleBank to continue making quality loans in our community over the past year and meet the needs of our credit worthy customers. In light of our successful common stock offering in September, and signs of improvement in the economy, we believe that it is prudent to begin redeeming the Preferred Stock from the Treasury."

Mr. Paul continued, "We do not have any definitive plans for the redemption of the remaining shares of Series A Preferred Stock. Any future decisions about the remaining shares will be made after taking into account opportunities for growth in our current markets, organically or by acquisition, market and economic trends and the potential impact on our shareholders. While the remaining shares of Preferred Stock are outstanding, the Company will still be bound by the conditions of the Capital Purchase Program, which have not been problematic for us."

Following the redemption, the Company's capital ratios will remain in excess of those required for well capitalized status.

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through fourteen offices located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

CONTACT:  Eagle Bancorp, Inc.
          Ronald D. Paul
          301.986.1800